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                                                                  EXECUTION COPY

                            PASS-THROUGH CERTIFICATES
                    ABN AMRO MORTGAGE CORPORATION, DEPOSITOR

                                 TERMS AGREEMENT

                                                            Dated: July 26, 2001


To:       ABN AMRO MORTGAGE CORPORATION

Re:       Underwriting Agreement, dated as of July 26, 2001
          (the "Underwriting Agreement")

Ladies and Gentlemen:

          The undersigned (being herein called the "Underwriters"), understand that ABN AMRO Mortgage Corporation, a Delaware corporation (the "Company"), proposes to issue and sell $341,163,125 original principal amount of Pass-Through Certificates described below (the "Certificates"). The Certificates will be issued under a Pooling and Servicing Agreement dated as of July 1, 2001 among the Company as depositor, Washington Mutual Mortgage Securities Corp. as servicer and State Street Bank and Trust Company as trustee. The terms of the Certificates are summarized below and are more fully described in the Company's Prospectus Supplement prepared with respect to the Certificates.

          All the provisions (including defined terms) contained in the Underwriting Agreement are incorporated by reference herein in their entirety and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. The Closing Time referred to in Section 2 of the Underwriting Agreement shall be 9:00 a.m., Chicago, Illinois time, on July 27, 2001. Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase, severally and not jointly, the respective original principal amounts of Certificates set forth opposite their names in
Exhibit I hereto at the purchase price set forth below.

          The Underwriters will offer the Certificates for sale upon the terms and conditions set forth in the Prospectus.

          Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters will pay for the Certificates at the time and place and in the manner set forth in the Underwriting Agreement.

          The Underwriters will pay their pro rata share (based upon the principal amount of Certificates each of the Underwriters has agreed to purchase as indicated on Exhibit I hereto) of all


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fees and expenses relating to any letter of independent certified public accountants delivered in connection with the Computational Materials.

Series Designation:         2001-4
------------------

Terms of the Certificates:
-------------------------


                        Original Principal
   Classes                    Amount             Remittance Rate(1)
   -------                    ------             ---------------
Class A-1               $    41,621,000(2)             6.50%
Class A-2               $     1,541,519(3)             6.75%
Class A-3               $  2,430,000(2)(4)             6.75%
Class A-4               $       32,784,900             6.75%
Class A-5               $    10,672,000(2)             6.75%
Class A-6               $   14,800,000 (2)             6.75%
Class A-7               $     4,125,000(2)             6.50%
Class A-8               $     4,125,000(2)             7.00%
Class A-9               $      170,175,000             6.75%
Class A-10              $     6,245,000(2)             6.75%
Class A-11              $       27,017,000             6.75%
Class A-12              $       15,900,000             6.75%
Class A-13              $       228,000(6)             6.75%
Class A-X               $       422,311(3)             6.75%
Class A-P               $        1,596,125            0.00%(5)
Class M                 $        5,838,000             6.75%
Class B-1               $        2,232,000             6.75%
Class B-2               $        1,374,000             6.75%
Class R(7)              $              100             6.75%


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(1)     Interest distributed to the Certificates (other than the Principal Only
        Certificates) on each Distribution Date will have accrued during the preceding calendar month at the applicable per annum interest rate.

(2) Will receive distributions of principal payable from the amounts of interest not paid to the Accrual Certificates (as defined in the Prospectus Supplement).

(3) Not entitled to receive distributions of principal and will accrue interest on its Notional Amount as described in the Prospectus Supplement.

(4) Interest accrued on this class of certificates will initially be added to its principal balance rather than distributed to the holders of this class of certificates on each distribution date.

(5) Will not be entitled to distributions of interest and will only receive principal in respect of the Loans with Pass-Through Rates that are less than 6.75% per annum.

(6) All losses otherwise allocable to the Class A-12 Certificates will be allocated to the Class A-13 Certificates until the Class Principal Balance of the Class A-13 Certificates is reduced to zero.

(7) Will be comprised of two Components, Component R-1, which represents the sole residual interest in REMIC I (as defined in the Prospectus Supplement), and Component R-2, which represents the sole residual interest in REMIC II (as defined in the Prospectus Supplement).

Certificate Rating:
------------------

        Moody's Investors Service, Inc. ("Moody's") shall assign a rating of "Aaa" and Fitch, Inc. ("Fitch") shall assign a rating of "AAA" to the Class A Certificates. Fitch shall assign a rating of "AAA" to the Class R Certificates. Fitch shall assign a rating of not less than "AA" to the Class M Certificates and not less than "A" to the Class B-1 Certificates. Moody's and Fitch shall assign a rating of and not less than "Baa2" and "BBB", respectively, to the Class B-2 Certificates.

REMIC Election:
--------------

        The Company intends to cause an election to be made to treat REMIC I and REMIC II as "real estate mortgage investment conduits" (each, a "REMIC") for federal income tax purposes. All of the Certificates issued by REMIC I and REMIC II, other than the Class R Certificates, will represent ownership of REMIC "regular interests". The Class R Certificates will represent ownership of the REMIC "residual interest" in REMIC I and REMIC II.

Credit Enhancement:
------------------

        Senior/Subordinated: Shifting interest


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Cut-off Date:
------------

        The Cut-off Date is July 1, 2001.

Distribution Date:
-----------------

        The 25th day of each month (or, if such 25th day is not a business day, the business day immediately following) commencing August 2001.

Purchase Price:
--------------

        The purchase price payable by the Underwriters for the Certificates is approximately 99.2156% of the aggregate principal balance of the Certificates as of the Closing Date plus accrued interest from July 1, 2001 up to but not including the Closing Date.

Information Provided By CSFB:
----------------------------

        The information described in the last sentence of Section 6(b) of the Underwriting Agreement constitutes information furnished in writing by CSFB on behalf of the Underwriters expressly for use in the Registration Statement relating to such Series of Certificates as originally filed or in any amendment thereof, any related preliminary prospectus or the Prospectus or in any amendment thereof or supplement thereto, as the case may be.

Underwriting Commission:
-----------------------

        Notwithstanding anything to the contrary in the Underwriting Agreement, no additional underwriting commission shall be payable by the Company to the Underwriters in connection with the purchase of the Certificates.

Closing Date and Location:
-------------------------

        July 27, 2001 at the Chicago, Illinois offices of Mayer, Brown & Platt.

Payment of Expenses:
-------------------

        Notwithstanding anything to the contrary in the Underwriting Agreement, Credit Suisse First Boston Corporation covenants and agrees with the Company that Credit Suisse First Boston Corporation will pay or cause to be paid all expenses incident to the performance of the obligations under the Underwriting Agreement and this Terms Agreement and all other fees and expenses associated with the transactions referred to therein and herein, including, but not limited to, the fees and expenses of the Trustee, Rating Agencies, printer and accounting firms as well as all of their own costs and expenses, including underwriting and due diligence expenses, the fees of their counsel and the fees of the Company's counsel to the extent that such fees of the Company's counsel exceed $60,000 (such payment not to exceed $15,000), transfer taxes on the resale of any of the Certificates


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by them and any advertising expenses connected with any offers they may make, and Credit Suisse First Boston Corporation agrees to pay or cause to be paid all expenses as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Certificates by Credit Suisse First Boston Corporation; provided, however, that the Company covenants and agrees with Credit Suisse First Boston Corporation that the Company will pay or cause to be paid all of its own costs and expenses, including all expenses relating to the establishment of the Company's shelf registration statement and the related ongoing fees and expenses as well as the fees of their counsel (except as set forth above).

Servicer Provided Information:
-----------------------------

With respect to the Servicer Provided Information (as defined below), the Company and ABN AMRO North America, Inc. represent and warrant to the Underwriters that the second and third paragraphs and the table describing the loss and delinquency performance of a portion of Washington Mutual Mortgage Securities Corp.'s mortgage loan servicing portfolio (the "Servicer Provided Information") appearing under the heading "Servicing--Delinquency and Foreclosure Experience of Washington Mutual Mortgage Securities Corp., Compensation and Payment of Expenses" in the Prospectus Supplement is limited to certain information regarding the loss, delinquency and foreclosure experience on mortgage loans underlying all series of Washington Mutual Mortgage Securities Corp.'s mortgage pass-through certificates in which one or more classes of certificates were publicly offered and does not purport to provide the scope of disclosure required to be included in a prospectus for a registration under the Securities Act of 1933, in connection with a public offer and sale of securities of such registrant. Within such limited scope of disclosure, the Company and ABN AMRO North America, Inc. represent and warrant that the Servicer Provided Information does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained within such limited disclosures, in light of circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in the Underwriting Agreement, the indemnification provided by the Company and ABN AMRO North America, Inc. under Section 6 of the Underwriting Agreement with respect to an untrue statement or alleged untrue statement or omission or alleged omission in the Servicer Provided Information shall arise only to the extent of a breach of the foregoing representations and warranties.



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        Please confirm your agreement by having an authorized Officer sign a copy of this Agreement in the space set forth below and returning a signed copy to us.

                                        CREDIT SUISSE FIRST BOSTON CORPORATION

                                        By: /s/ Kari S. Roberts
                                            Name: Kari S. Roberts
                                            Title: Director



                                        ABN AMRO INCORPORATED

                                        By: /s/ Maria Fregosi
                                            Name: Maria Fregosi
                                            Title: First Vice President


ACCEPTED:

ABN AMRO MORTGAGE CORPORATION

By: /s/ Daniel J. Fischer
    Name: Daniel J. Fischer
    Title: Vice President



ABN AMRO NORTH AMERICA, INC.

By: /s/ Thomas P. Zidar
    Name: Thomas P. Zidar
    Title: Senior Vice President





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                                    Exhibit I


Name                                  Original Principal Amount of Certificates
----                                  -----------------------------------------
CREDIT SUISSE FIRST BOSTON            100% of the Certificates
CORPORATION

                               Total: $341,163,125



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